Exhibit 99.1

Media Contact	May 1, 2007

Andy Brimmer, 205-410-2777

HEALTHSOUTH CLOSES PREVIOUSLY ANNOUNCED

TRANSACTION WITH SELECT MEDICAL CORPORATION FOR SALE OF ITS OUTPATIENT REHABILITATION DIVISION

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE:HLS) announced today that it closed its previously announced transaction with Select Medical Corporation, a privately-owned operator of specialty hospitals and outpatient rehabilitation facilities, to sell HealthSouth’s Outpatient Rehabilitation Division.

HealthSouth’s Outpatient Rehabilitation Division is a network of approximately 600 facilities in 35 states and the District of Columbia that provides high quality rehabilitative care for general orthopedic and sports injuries and conditions, as well as work-related injuries.

“This is an important step in HealthSouth’s strategic plan to deleverage its balance sheet and reposition itself as a ‘pure-play,’ post-acute care provider. By reducing our long-term debt, we will be able to focus our resources on enhancing our preeminent position as the nation’s leader in inpatient rehabilitative care,” said HealthSouth President and CEO Jay Grinney. “We appreciate the dedication and professionalism displayed by the Outpatient Rehabilitation Division employees. They have worked hard to create an outstanding business model with a terrific reputation. We wish them continued success with Select Medical.”

This divestiture is the part of HealthSouth's plan, announced in August 2006, to reposition the company as a “pure play” post-acute care provider with a focus on its Inpatient Rehabilitation Division. The company has also announced the sale of its Surgery Division to TPG and its Diagnostic Divisions to The Gores Group. Both of these transactions are expected to close in the third quarter.

Goldman, Sachs & Co. served as HealthSouth’s financial advisor on this transaction.

About HealthSouth

HealthSouth is one of the nation's largest providers of outpatient surgery, diagnostic imaging and rehabilitative healthcare services, operating facilities nationwide. HealthSouth can be found on the Web at www.healthsouth.com.

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